QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(5)(A)

TYCO ANNOUNCES COMMENCEMENT OF TENDER
PERIOD FOR LYONS™ DUE 2020

        Pembroke, Bermuda, October 17, 2003—Tyco International Ltd. (NYSE-TYC, BSX-TYC, LSE-TYI) today announced that holders of its Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "LYONs") have the right to surrender their LYONs for purchase during a period that begins today and ends on Monday, November 17, 2003. Pursuant to the indenture under which the LYONs were issued in November of 2000, each holder of the LYONs has the right to require Tyco to purchase, until 5:00 p.m., New York time on Monday, November 17, 2003, such holder's LYONs at a price equal to $775.66 per $1,000 principal amount at maturity of the LYONs.

        Under the terms of the LYONs, Tyco shall purchase any tendered LYONs solely with cash. The aggregate principal amount due at maturity for all outstanding LYONs is approximately $3.2 billion. If all outstanding LYONs were surrendered for purchase, the aggregate cash purchase price would be approximately $2.5 billion. Tyco intends to use available funds to repurchase the LYONs.

        In order to surrender LYONs for purchase, holders must deliver a purchase notice to U.S. Bank National Association (successor trustee to State Street Bank and Trust Company, N.A.), the trustee and paying agent for the LYONs, on or before 5:00 p.m., New York City time, on Monday, November 17, 2003. Holders may withdraw any LYONs previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on Monday, November 17, 2003.

        Tyco filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Tyco will make available to LYONs holders, through the Depository Trust Company, documents specifying the terms, conditions and procedures for surrendering and withdrawing LYONs for purchase. LYONs holders are encouraged to read these documents carefully before making any decision with respect to the surrender of LYONs, because these documents contain important information regarding the details of Tyco's obligation to purchase the LYONs.

        The LYONs are convertible into 10.3014 Tyco Common Shares per $1,000 principal amount at maturity of LYONs, subject to certain conditions set forth in the indenture and in the LYONs, and subject to adjustment under certain circumstances.

        This press release does not constitute an offer to purchase the LYONs. The offer to purchase is made solely by Tyco's company notice dated October 17, 2003.

ABOUT TYCO INTERNATIONAL

        Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING INFORMATION

        This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results.

        Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

        More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:	Media: Gary Holmes, 609-720-4387
	Investor Relations:	Ed Arditte, 609-720-4621
John Roselli, 609-720-4624

*
"Liquid Yield Option" and "LYONs" are Trademarks of Merrill Lynch & Co., Inc.

QuickLinks

TYCO ANNOUNCES COMMENCEMENT OF TENDER PERIOD FOR LYONS™ DUE 2020